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                     NEWS RELEASE NEWS RELEASE NEWS RELEASE


       For information, contact: Tom Gelston, Director Investor Relations at (203)222-5943


              TEREX ANNOUNCES AGREEMENT WITH CATERPILLAR REGARDING
                DISTRIBUTION OF TEREX O&K HYDRAULIC EXCAVATORS

         WESTPORT, CT, August 16, 2004 - Terex Corporation (NYSE: TEX) is pleased to announce that it has reached an understanding with Caterpillar Inc. that will allow Terex the opportunity to distribute and support the Terex O&K line of hydraulic excavators through Caterpillar's independent dealer network. Terex will continue to operate its branch locations and support its existing dealer agreements while focusing on utilizing the strength of the Caterpillar dealer network. In those areas where Terex has existing distribution, various forms of local collaboration will be explored with the Caterpillar dealers.

         "We believe that this arrangement will allow Terex the opportunity to reach new customers in areas where we have historically not participated in a meaningful way due to limited capacity to service and support our machines," commented Rick Nichols, President-Terex Mining. "By seeking to distribute our mining shovel through Caterpillar dealers in geographies where we have no current representation and utilizing their capabilities to supplement other regions, we have instantly created the potential to establish a global network that will greatly expand our prospects for selling new equipment and providing service to our customers."

         "Terex has been a long-time global leader in mining shovels. We have one of the largest populations of hydraulic mining shovels in the field, and a reputation for a durable product that has been meeting industry needs for decades," Mr. Nichols added. "Now this product offering is strengthened even further with distribution, support and expertise offered through the global Caterpillar dealer network."

         Terex Corporation is a diversified global manufacturer with 2003 revenues of $3.9 billion. The Company operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.



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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com